Exhibit 10.1
NYMAGIC, INC.
AMENDED AND RESTATED VOTING AGREEMENT
AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”) dated as of            October 12, 2005 by and among (i) MARK W. BLACKMAN, (ii) LIONSHEAD INVESTMENTS, LLC (“Lionshead Investments”), ROBERT G. SIMSES (formerly the “Tollefson Trustee” and hereinafter, the “Louise Blackman Trustee”) as trustee of the Louise B. Tollefson 2000 Florida Intangible Tax Trust and as trustee of the Louise B. Blackman Tollefson Family Foundation, (the “Participating Shareholders”); and (iv) MARINER PARTNERS, INC. (“Mariner”).
WHEREAS, the Participating Shareholders (including Lionshead Investments, which was then known as Blackman Investments, LLC) and Mariner, together with John N. Blackman, Jr. (the “Blackman Trustee”) as trustee of the Blackman Charitable Remainder Trust (the “Blackman Co-Trust”), Kathleen Blackman as co-trustee with the Blackman Trustee of the Blackman Co-Trust, and Robert G. Simses and First Union National Bank (now Wachovia Bank, N.A.) as co-trustees of the Louise B. Tollefson Charitable Lead Annuity Trust (the “CLAT”) and the Bennett L. Tollefson Charitable Lead Unitrust (the “CLUT”) entered into a certain voting agreement dated February 20, 2002, which voting agreement was amended on March 1, 2002 and further amended by Amendment No. 2 on January 27, 2003, Amendment No. 3 on March 12, 2003 and Amendment No. 4 on February 24, 2004 (the “Voting Agreement”);
WHEREAS, the CLAT and the CLUT, with the approval of, and waivers granted by, Mariner pursuant to the Voting Agreement transferred all of their respective shares of NYMAGIC, INC. (the “Corporation”) so that they are no longer subject to the Voting Agreement;
WHEREAS, the parties do not deem it necessary to include the Blackman Co-Trust as a party to this Agreement;
WHEREAS, notwithstanding that the CLAT and the CLUT are no longer subject to the Voting Agreement and that the parties no longer deem it necessary to include the Blackman Co-Trust as a party to this Agreement, the Participating Shareholders continue to believe that it is advisable and in the best interests of the Corporation and the shareholders thereof to have a voting agreement in order to (i) secure continuity and stability of policy and management of the Corporation with the advice and assistance of Mariner, and (ii) induce Mariner to enter into an advisory relationship with the Corporation, by acting together with respect to the voting on or consenting to certain matters that may be acted upon by the holders of common stock of the Corporation; and,
WHEREAS the parties hereto desire to amend and restate the Voting Agreement as provided for herein.
NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. PARTICIPATING SHAREHOLDERS; REPRESENTATIONS; ETC:
(A)	The Participating Shareholders are:
(i)	Mark W. Blackman;

(ii)	Lionshead Investments; and

(iii)	The Louise Blackman Trustee as sole trustee of the Louise B. Tollefson 2000 Florida Intangible Tax Trust dated December 12, 2000 and the Louise B. Blackman Tollefson Family Foundation dated March 24, 1998 (such trusts being collectively, the “Louise Blackman Trusts”).
(B)	Voting. With regard to any provision of this Agreement allowing for, or requiring, the vote of the Participating Shareholders, each Participating Shareholder shall have one vote.
(C)	Representations. Each Participating Shareholder represents and warrants to Mariner as follows, but only as to himself or itself, as applicable:
(i)	Ownership of Shares. Each of Mark W. Blackman and Lionshead Investments is the record holder and beneficial owner and the Louise Blackman Trustee is the record and legal holder of that number of Voting Shares (as hereinafter defined) listed opposite each such Participating Shareholder’s name in Article II hereof which at the date hereof, and at all times up until the Termination Date (as hereinafter defined) will be free and clear of any liens, claims, options, charges or other encumbrances, except as permitted herein.

(ii)	Authorization. The execution, delivery and performance by each Participating Shareholder of this Agreement and the consummation by each Participating Shareholder of the transactions contemplated hereby are within the powers of each Participating Shareholder. This Agreement constitutes a legal, valid and binding Agreement of each Participating Shareholder.

(iii)	No Other Voting Agreement. Other than as set forth herein, none of the Voting Shares is subject to any voting trust or other agreement, document or arrangement with respect to the voting of such Voting Shares and no Participating Shareholder shall enter into any such trust, agreement or arrangement during the term of this Agreement.
(D)	Dividends. Dividends and the proceeds from any sale or other distribution of any Voting Shares shall be paid or distributed to the applicable Participating Shareholder as if this Agreement did not exist.
ARTICLE II. SHARES SUBJECT TO THIS AGREEMENT:
               The following are shares of common stock of the Corporation are subject to the terms of this Agreement (collectively, the “Voting Shares”):
(A)	225,000 Shares of NYMAGIC, INC. for which Mark W. Blackman has sole voting power;
(B)	225,000 Shares of NYMAGIC, INC. for which Lionshead Investments has sole voting power; and

(C)	861,409 Shares of NYMAGIC, INC. held by the Florida Intangible Tax Trust and 38,591 shares held by the Louise B. Blackman Tollefson Family Foundation (the “Louise Blackman Shares”).
ARTICLE III. RIGHTS AND POWERS OF MARINER:
(A)	Except as provided in clause (B) below and Article IV, the Participating Shareholders hereby irrevocably authorize Mariner, with (and only with) the written approval of two of the three Participating Shareholders, to exercise all of the rights of a shareholder of the Corporation and to vote the Voting Shares at all meetings of shareholders, including all adjournments thereof and on every action or approval by written consent of the shareholders of the Corporation in the manner contemplated herein. Subject to clause (B) below, in the event that two of the three Participating Shareholders fail to approve any vote by Mariner on any matter, Mariner shall not vote on such matter, and Mariner’s non-voting will not entitle any Participating Shareholder to instead vote his or its Voting Shares on that matter.

(B)	Notwithstanding the provisions of clause (A) above or any other provision of this Agreement, Mariner shall have no right to vote on or consent to (a) the merger or consolidation of the Corporation into or with another corporation, (b) the sale of all or substantially all of its assets, (c) its dissolution and/or liquidation, or (d) any recapitalization or stock offering of the Corporation, unless two of the three Participating Shareholders shall have consented thereto in writing. In the event that two of the three Participating Shareholders fail to approve any vote by Mariner on any matter referred to in this clause (B), Mariner shall not vote on such matter and instead each Participating Shareholder may vote his or its Voting Shares on that matter.

(C)	Notices. Mariner shall have the right to receive notices of all meetings of the board of directors of the Corporation (the “Board”) and of the shareholders of the Corporation.

(D)	Irrevocable Proxy. By entering into this Agreement and subject to the terms hereof each Participating Shareholder hereby grants, subject to the provisions of (A) and (B) above, an irrevocable proxy and power of attorney appointing Mariner as such Participating Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Participating Shareholder’s name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by the parties to this Agreement and to carry out the intent of such parties as Mariner deems proper with respect to the Voting Shares and the operation of the Corporation. The proxy granted by each Participating Shareholder pursuant to this Article III is irrevocable and is granted in consideration of Mariner entering into this Agreement and becoming an advisor to the Corporation. The proxy granted by each Participating Shareholder shall be revoked on the Termination Date.

(E)	No Revocation . The voting agreements contained herein are coupled with an interest and may not be revoked, except by an amendment, modification or termination effected in accordance with Articles VII or VIII herein.

(F)	Limitation of Liability. Mariner will exercise its best judgment in exercising the rights and powers and in performing the duties and obligations of a shareholder of the Corporation as set forth in this Agreement. Mariner shall have no liability hereunder except for its gross negligence and/or willful misconduct, which shall have caused direct, substantial and provable damage to the Corporation.

ARTICLE IV. NOMINATION OF DIRECTORS:
(A)	The Participating Shareholders and Mariner acknowledge the benefits of a Board nominated with the knowledge, experience and talents of both the Participating Shareholders and Mariner.

(B)	Mariner shall be entitled to nominate four (4) candidates for election to the Board; Robert G. Simses shall be entitled to nominate two (2) candidates for election to the Board, including himself; Mark W. Blackman shall be entitled to nominate one (1) candidate for election to the Board and Lionshead Investments shall be entitled to nominate one (1) candidate for election to the Board, provided that one of the candidates nominated to the Board by Robert G. Simses and each of the candidates nominated to the Board by Mark W. Blackman and Lionshead Investments shall qualify as Independent Directors in accordance with the Rules of the New York Stock Exchange and all other applicable laws and regulations that may be enacted from time to time; and, the Chief Executive Officer of NYMAGIC, INC. shall be entitled to nominate three (3) directors for election to the Board, all of whom shall be Independent Directors, as described in this Article IV(B), for a total of eleven directors.

The Participating Shareholders shall, consistent with director fiduciary duties, cause their nominees to vote for one of the Mariner nominated members of the Board, as designated by Mariner as Chairman of each meeting. If any of Robert G. Simses, Mark W. Blackman, or Lionshead Investments does not nominate a candidate for the Board as authorized under this Article IV (B), Mariner may instead nominate a number of candidates equal to the number not nominated by these individuals.

(C)	Provided that the candidates of the Participating Shareholders would not be legally disqualified from serving as directors of the Corporation, Mariner agrees to vote the Voting Shares in favor of the election of such candidates or any successor or replacement candidates nominated by the Participating Shareholders.

(D)	Subject to the provisions of the Corporation’s By-laws, any Participating Shareholder entitled under this Article IV to designate any director or successor director may, acting reasonably, replace any director nominated by him at any time and from time to time with or without cause, provided that any replacement director complies with the provisions of Article IV (B).
ARTICLE V. COMPENSATION:
Members of the Board nominated by Mariner shall have the right to receive compensation paid by the Corporation at any time or from time to time to members of the Board, including without limitation, any salary, fees, expenses, pension or other benefits or emoluments and any amounts due under any directors’ liability policy held by Mariner or the Corporation on behalf of the members of the Board.
ARTICLE VI. PURCHASE OPTION AGREEMENT:
(A)	Mariner shall have the right to purchase at any time and from time to time up to 1,350,000 shares of the Corporation from the Participating Shareholders in the amounts set forth below opposite each such Participating Shareholder’s name (that right, the “Option”; those shares, the “Option Shares”), at the option price set forth in (B) below (the “Option Price”):
(1)	Mark W. Blackman -225,000 Shares;

(2)	Lionshead Investments — 225,000 Shares;

(3)	the Louise Blackman Trustee — 900,000 Louise Blackman Shares, provided that the Louise Blackman Trustee shall have the sole power to determine the number of shares to be provided by either of the Louise Blackman Trusts.
(B)	The Option Price shall be as follows:

From	September 12, 2005	to	November 14, 2005	$22.50
From	November 15, 2005	to	February 14, 2006	$22.75
From	February 15, 2006	to	May 14, 2006	$23.00
From	May 15, 2006	to	August 14, 2006	$23.25
From	August 15, 2006	to	November 14, 2006	$23.50
From	November 15, 2006	to	February 14, 2007	$23.75	—
From	February 15, 2007	to	May 14, 2007	$24.00
From	May 15, 2007	to	August 14, 2007	$24.25	—
From	August 15, 2007	to	November 14, 2007	$24.50
From	November 15, 2007	to	February 14, 2008	$24.75	—
From	February 15, 2008	to	May 14, 2008	$25.00
From	May 15, 2008	to	August 14, 2008	$25.25
From	August 15, 2008	to	November 14, 2008	$25.50
From	November 15, 2008	to	February 14, 2009	$25.75
From	February 15, 2009	to	May 14, 2009	$26.00
From	May 15, 2009	to	August 14, 2009	$26.25
From	August 15, 2009	to	November 14, 2009	$26.50
From	November 15, 2009	to	February 14, 2010	$26.75
From	February 15, 2010	to	May 14, 2010	$27.00
From	May 15, 2010	to	August 14, 2010	$27.25
From	August 15, 2010	to	November 14, 2010	$27.50
From	November 15, 2010	to	December 31, 2010	$27.75
Less the cumulative amount of dividends paid by the Corporation in respect of each share of its common stock from January 31, 2003 through to the date Mariner purchases such Option Shares.
(C)	Except as set forth in ARTICLE VII (iv) below, the right to purchase the Option Shares under this Purchase Option Agreement Clause shall cease 30 days after the Termination Date.

(D)	The consideration for such Option Shares shall be paid in United States Dollars, unless specifically agreed to the contrary in writing by the Participating Shareholders.

(F)	Notwithstanding ARTICLE X (E) herein, (1) Mariner is permitted to assign, in whole or in part, the Option (including any economic benefit thereof) to any one or more of William J. Michaelcheck,

William D. Shaw, Jr., George R. Trumbull and A. George Kallop or any other individual employed by or acting as consultant for Mariner in connection with the Corporation; and (2) Mariner and any assignee of the Option or any part thereof is permitted to assign, in whole or in part, the Option (including any economic benefit thereof) to any one or more other persons or entities, on condition that the assignment is approved in writing by at least two Participating Shareholders; provided, however, that any assignment of the Option by any such assignee to a spouse or a child, or to a trust for the benefit of a spouse or a child, shall not require the approval of any Participating Shareholders. It is a condition to a valid assignment under this clause (F) that the assignee acknowledges that it is bound by the terms of this Agreement.
ARTICLE VII. DURATION OF THIS AGREEMENT:
This Agreement shall terminate upon the earliest to occur of the following dates (the “Termination
Date”):
(i)	December 31, 2010;

(ii)	the merger or consolidation of the Corporation into another corporation, the sale of all or substantially all its assets or its dissolution and/or its liquidation;

(iii)	immediately upon the resignation of Mariner as an advisor to the Corporation; or

(iv)	upon written notice of such termination to Mariner from all of the Participating Shareholders, provided, that the Purchase Option Agreement Clause set forth in Article VI above shall continue in full force and effect until the close of business on December 31, 2010.
ARTICLE VIII. AMENDMENT OF THIS AGREEMENT:
This Agreement may be amended or extended (i) by the unanimous written consent of the Participating Shareholders and (ii) with the written agreement of Mariner.
ARTICLE IX. TRANSFER OF SHARES:
(A)	The Participating Shareholders retain the right to sell, gift, bequest, pledge or hypothecate (each a “Transfer”) the Voting Shares (the “Transferred Shares”) provided, that the recipient of any Transferred Shares shall be subject to the terms of this Agreement as if a signatory hereto and no such Transfer shall take place unless the transferee agrees in writing to be bound by this Agreement. Each Participating Shareholder effecting a Transfer must promptly notify Mariner and the other Participating Shareholders of that Transfer. All Transferred Shares shall contain a legend in the following form or otherwise satisfactory to Mariner:
“The shares represented by this certificate are subject to certain voting agreements as set forth in that certain Amended and Restated Voting Agreement dated October 12, 2005, as amended from time to time, by and among the owner of this certificate, Mariner Partners, Inc. and certain shareholders of NYMAGIC, INC., a copy of which is available for inspection at the offices of the Secretary of NYMAGIC, INC.”
(B)	Other than as permitted by clauses (A), no Participating Shareholder shall have the right to Transfer or sell the Voting Shares.

ARTICLE X. MISCELLANEOUS:
(A)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

(B)	Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

(C)	Severability. Any provision of this Agreement, which is prohibited or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

(D)	Notices. All notices, consents, requests, instructions and other communications provided for herein shall be in writing and shall be deemed to have been sufficiently given or served, for all purposes, if given to or served on the Participating Shareholders, at their respective addresses as set forth on the signature page of this Agreement and Mariner, c/o Mariner Partners, Inc., 500 Mamaroneck Avenue, Harrison, NY 10528.

(E)	Binding Effect and Assignment. This Agreement and all of the provisions shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned without the prior written consent of each other party hereto.

(F)	Specific Performance, Injunctive Relief. The parties hereto acknowledge that if any party hereto breaches any of its obligations under this Agreement, the other parties hereto will be irreparably harmed and will have no adequate remedy at law for any such breach. Therefore, it is agreed that, in addition to any other remedies that may be available to any non-breaching party, upon any such breach any non-breaching party may enforce the breaching party’s obligations under this Agreement by specific performance, injunctive relief or by any other means available to that non-breaching party at law or in equity.

(G)	Further Assurances. The parties hereto will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

(H)	Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

(I)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

MARINER PARTNERS, INC.		PARTICIPATING SHAREHOLDERS

By:	/s/ William J. Michaelcheck	/s/ Mark W. Blackman

	Name: William J. Michaelcheck	Mark W. Blackman
	Title: Chairman	Address:
80 Deepwood Road
Darien, CT 06820

LIONSHEAD INVESTMENTS LLC

By:	/s/ John N. Blackman, Jr.

John N. Blackman, Jr.
Member

By:	/s/ Kathleen Blackman

Kathleen Blackman Member

Address:
41 Wee Burn Lane
Darien, CT 06820

/s/ Robert G. Simses

Robert G. Simses
(as trustee of the Louise Blackman Trusts)
Address:
Simses & Associates, P.A.
400 Royal Palm Way, Suite 304
Palm Beach, FL 33480